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                                                                   EXHIBIT 10.15

                       CONTRACT MANUFACTURING AGREEMENT

     This Contract Manufacturing Agreement ("Agreement") is dated as of April 1, 2000, between X10 Wireless Technology, Inc., a Delaware corporation ("X10"), and X10 Ltd., a Bermuda corporation ("Manufacturer").

                                   RECITALS

     A. X10 owns or licenses certain technology and other intellectual property rights, which are utilized in various products that are designed, developed, manufactured, marketed, distributed and sold by X10;

     B. X10 and Manufacturer have entered into an Amended and Restated Product Supply Agreement (the "Supply Agreement"), under which Manufacturer has agreed to manufacture various products for X10;

     C. X10 desires to engage Manufacturer to manufacture and sell certain products to resellers of customized, bundled or private-labeled products, in accordance with the terms and conditions of this Agreement; and

     D. Manufacturer desires to sell certain broadband wireless products owned by X10 to resellers of customized, bundled or private-labeled products, in accordance with the terms and conditions of this agreement.

                                   AGREEMENT

     In consideration of the foregoing, the mutual covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1.   Definitions.

          a. "Affiliate" means any corporation or other person or entity which directly or indirectly controls, or is, directly or indirectly, controlled by, or is under common control with X10 or Manufacturer, as the case may be.

          b. "Ancillary Agreements" means the Amended and Restated Bill of Sale and Assignment (the "Bill of Sale"), the Amended and Restated License Agreement (the "License Agreement"), the Supply Agreement and the Amended and Restated Research and Development Services Agreement (the "Research and Development Agreement"), all of which have been made effective as of October 1, 1999.

          c. "OEM" means a reseller of Products that are customized for that OEM, bundled with or incorporated into other products of the OEM, or private-labeled for the OEM.

          d. "Products" means the products designed, developed, manufactured, marketed, distributed or sold by X10 including, without limitation, those products licensed or acquired by X10 pursuant to the License Agreement and the Bill of Sale and any additional products that may be developed pursuant to the Research and Development Agreement.

          e. "X10 Technology" means technical information, plans, specifications, circuit designs, market information, statistics and other technical information and assistance and all other
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confidential, trade secret or other proprietary information, know how and technology owned or licensed by X10 relating to the Products.

     2.   X10 Product Delivery Requests for OEM Sales.

          a. In the event that X10 shall identify a potential OEM purchaser of Products, X10 may submit to Manufacturer a request for estimate containing specifications for Products which X10 desires to sell to such OEM. Manufacturer shall provide to X10, within thirty (30) days, a binding estimate of the cost for manufacturing the proposed Products calculated pursuant to Section 5.c. below and the minimum volume required for a production run. If the estimated cost and volume is acceptable to X10, then X10 may, at its sole option, either:

               (i) accept a purchase order from the OEM(s) for the sale of the Product, at the agreed sales price, quantity and shipment date (each, an "X10 Sale"); or

               (ii) disclose the identity of the OEM(s) to Manufacturer and authorize Manufacturer to accept a purchase order directly from the OEM(s) upon the same terms as offered to X10; provided, that Manufacturer must receive a purchase order within ninety (90) days after disclosure of the identity of the OEM(s) by X10; provided, further, that upon execution of the purchase order, Manufacturer shall provide an executed copy of the purchase order to X10 (each, a "Manufacturer Sale").

          b. In the event that Manufacturer identifies a potential OEM purchaser of broadband wireless Products owned by X10, Manufacturer shall disclose the identity of the OEM to X10 and X10 may, at its sole option, either:

               (i)    complete an X10 Sale of such broadband wireless Products;
     or

               (ii) authorize Manufacturer to complete a Manufacturer Sale of such broadband wireless Products.

          c. If X10 accepts a purchase order from the proposed OEM(s), X10 may then submit to Manufacturer a purchase order for the manufacture of the Product by Manufacturer. If Manufacturer accepts a purchase order from the OEM(s), then Manufacturer shall proceed with the manufacture and sale of the Product directly to the OEM(s) in accordance with the terms of such purchase order.

     3.   Manufacture and Shipment of Products.  In the event of an X10 Sale:

          a. Manufacturer agrees to manufacture the Products in accordance with specifications provided by X10, in such quantities and for such delivery dates as mutually agreed by the parties and in accordance with the terms and conditions of this Agreement. X10 shall deliver a letter of credit to Manufacturer prior to any shipment of Products hereunder, and Manufacturer's shipment of products shall be conditioned on the timely delivery of such letter of credit. X10 may inspect the manufacture of the Products for the purpose of ensuring compliance with X10's specifications and evaluating the use of X10 Technology by Manufacturer. Any units of the Products which are returned due to a defect or other manufacturing deficiency will be promptly replaced by Manufacturer.

          b. Manufacturer shall provide such packaging, instructions, warranty information and other documentation (collectively, the "Documentation") as may be specified by X10. All trademarks, trade names, service marks and copyrights utilized by X10 in the Documentation shall remain the exclusive property of X10.

          c. Manufacturer shall, pursuant to X10's instructions, ship the Products ordered to the designated OEM on or prior to the shipment date specified in the notice delivered pursuant to subsection 2.a(i), 2.a(ii), 2.b(i) or 2.b(ii) above, as may be adjusted pursuant to this Section 3.

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     4.   No Competitive Products.

          a. Manufacturer agrees that it shall not manufacture, nor cause or allow any of its Affiliates (other than X10) to manufacture, the Products for any reason except (i) as provided in this Agreement or the Ancillary Agreements, or (ii) for its own account in connection with the sale of non-branded Products listed in the License Agreement to OEMs and other resellers, which were not introduced to Manufacturer by X10.

          b. Except as provided in this Agreement or the Ancillary Agreements, during the term of this Agreement, Manufacturer shall not manufacture, nor cause any of its Affiliates (other than X10) to manufacture, for itself or for any other party any product that is the same as, or similar in design, function or appearance to, the Products.

     5.   Fees.

          a. As consideration for the manufacturing and shipping services performed by Manufacturer under subsection 2.a(i) or 2.b(i) of this Agreement, X10 shall pay Manufacturer a fee equal to the actual costs of manufacturing and shipping the Products ordered as calculated pursuant to subsection 5.c below. Such fee shall be payable pursuant to a letter of credit after delivery of the Products to the F.O.B. shipping point.

          b. As consideration for the referrals generated by X10 in connection with a Manufacturer Sale pursuant to subsection 2.a(ii) or 2.b(ii) of this Agreement, Manufacturer shall pay to X10, on a quarterly basis, a fee, calculated on a Product by Product basis, equal to the aggregate proceeds received by Manufacturer from the sales of each such Product sold during such period, less actual trade discounts, allowances, sales tax, freight charges and returns (the "Net Proceeds"), less Manufacturer's costs of manufacturing each such Product and less:

               (1) 15% of the Net Proceeds for each Product sold, until the Net Proceeds for such Product during the term of this Agreement reaches $2,000,000; and

               (2) 10% of the Net Proceeds for each Product sold, after the Net Proceeds for such Product during the term of this Agreement reaches $2,000,000.

          c. Manufacturer shall provide an annual audited statement prepared by an internationally-recognized auditor, agreeable to both parties, that documents and itemizes, on an aggregate basis, the cost of manufacturing all Products sold pursuant to this Agreement during the preceding year ended December 31. X10 shall have the right to conduct, at any time, its own audit of such costs, and Manufacturer shall make available to X10 and its representatives all records and documentation required to conduct such audit, but in no event more than two (2) times per calendar year. If the costs of manufacturing are determined to be less than those provided by Manufacturer, Manufacturer shall pay the shortfall to X10, as well as the costs of such audit. Costs of manufacturing shall include:

               i.    Costs of materials;
               ii.   Factory overhead, including labor costs;

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               iii.  Incoming freight for raw materials; and
               iv.   Consumables.

          d. The manufacturing fees shall be examined on an annual basis during the term of this Agreement and may be amended in writing by mutual agreement of the parties.

          e. Manufacturer shall be responsible for collecting payment of the purchase price by all OEMs for Products sold by Manufacturer pursuant to Subsection 2.a.(ii) or 2.b(ii) of this Agreement, including arrangement for any required letters of credit. Within five (5) business days after the end of each calendar quarter, Manufacturer shall provide X10 a statement of all OEM sales made by Manufacturer during such quarter. Within thirty (30) days after the end of each calendar quarter, Manufacturer shall remit to X10 the aggregate fees due and payable to X10 on Manufacturer Sales completed during such quarter as determined in accordance with Section 5.b above.

     6.   Shipping.

          a. For all X10 Sales, Manufacturer shall deliver the Products to the F.O.B. shipping point. For Manufacturer Sales, the Products shall be shipped and title shall transfer as agreed by Manufacturer and the respective OEM(s).

          b. For all X10 Sales, X10 shall be responsible, at its sole cost, for compliance with all applicable laws and regulations concerning the importation of the Products into the United States or any other destination country, as well as for payment of all customs duties and freight costs for shipment of the Products from Manufacturer to the destination specified by X10. For Manufacturer Sales, responsibility for payment of customs duties and freight costs and compliance with laws and regulations concerning the importation of Products shall be determined by agreement between Manufacturer and each OEM.

     7.   Warranties.

          a. X10 represents and warrants that it has the full right and power to enter into this Agreement.

          b. Manufacturer represents and warrants that it has, and shall maintain throughout the term of this Agreement, all licenses, registrations and other certifications required for it to operate its business and manufacture the Products and has the full right and power to enter into this Agreement.

          c. Manufacturer warrants to X10 and to all purchasers of Products that all units of Products shipped will meet or exceed (1) the specifications of the Products as developed by X10, as enhanced to X10's satisfaction, (2) X10's standards of quality, and (3) all requirements of all applicable laws of the United States or other jurisdictions in which the Products are sold, as well as the country of origin with respect to the manufacture, packaging and labeling of the Products.

          d. Manufacturer shall obtain and maintain during the term of this Agreement a policy of product liability insurance in an amount of not less than $5 Million per claim, which

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covers the Products manufactured under this Agreement. Such insurance policy shall be issued by an insurance company acceptable to X10 and shall name X10 as an additional insured.

     8. Assignment. Neither party may assign or otherwise transfer this Agreement, its right and benefits, without the prior written consent of the other party. Any attempted transfer without such consent shall be void and of no effect.

     9.   Confidentiality.

          a. "Confidential Information" shall consist of all information and materials clearly identified in writing as Confidential Information including, without limitation, formulas, methods, know how, processes, designs and new products of X10.

          b. Manufacturer agrees to protect and preserve as confidential the Confidential Information. Except as otherwise expressly permitted under this Agreement, Manufacturer will not disclose the Confidential Information to any person or entity other than third parties who have a specific need to know such information for use in furtherance of this Agreement and who agree, in writing, to hold all such information in confidence. Manufacturer will use the Confidential Information only to manufacture and sell Products in accordance with this Agreement, and will not use the Confidential Information for any other purpose. Manufacturer will not allow any other person or entity (including Affiliates) to use any of the Confidential Information in any way, without X10's prior written consent.

          c. The Confidential Information shall not include (i) information which at the time of disclosure to Manufacturer is generally available to the public, or which after disclosure becomes generally available to the public by publication or otherwise; and (ii) information received from a third party under no obligation of confidentiality. Further, the confidentiality provisions of this Section 9 shall not apply to prohibit disclosure of Confidential Information (x) as required by applicable disclosure laws; or (y) in connection with a court order requiring disclosure, in which case Manufacturer must provide immediate notice of such order to X10 and cooperate in any attempt to quash such order.

     10.  Term; Termination.

          a. This Agreement shall be for a term of five (5) years and shall thereafter be automatically renewed for successive five (5) year terms, unless terminated by either party by written notice at least thirty (30) days prior to the end of the current term.

          b. If Manufacturer defaults in the performance of this Agreement, X10 may terminate this Agreement by giving written notice to Manufacturer, said termination to be effective on the thirtieth (30th) day after mailing such notice if Manufacturer has not prior thereto cured such default to X10's satisfaction.

          c. X10 may terminate this Agreement, by giving thirty (30) days' written notice, in the event of any effort or attempt by Manufacturer to transfer, without the written consent

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of X10, any or all of the rights granted hereunder, whether by assignment, license, or by any other means.

          d. Either party may terminate this Agreement, by giving ten (10) days' written notice, in the event of filing by the other party of a petition for bankruptcy or insolvency or both, or in the event of any adjudication that the other party is bankrupt or insolvent or both, or after the filing by the other party of any petition or pleading asking reorganization, readjustment, or rearrangement of the other party's business under any law relating to bankruptcy or insolvency, or upon or after the appointment of a receiver for all or substantially all of the property of the other party or upon or after the making by the other party of any assignment for the benefit of creditors or upon or after the institution of any proceedings for the liquidation or winding-up of the other party's business or for the termination of its corporate charter.

          e. Upon termination of this Agreement for any reason whatsoever, Manufacturer shall immediately return to X10 all information, documents and materials, and all copies thereof, relating to the X10 Technology, the Products and any Confidential Information.

     11. Continuing Obligations. Upon termination of this Agreement, Manufacturer shall deliver to X10, in the manner requested by X10, all designs, specifications, prototypes and other information relating to any request for or performance of any services or the design, development or manufacture of any Products pursuant to this Agreement. In addition, Manufacturer shall complete and ship all outstanding orders to OEMs. Termination of this Agreement shall not relieve Manufacturer of any obligation to X10 existing at the time of the termination. In addition, the provisions of Sections 7 ("Warranties"), 9 ("Confidentiality"), 10 ("Term; Termination"), 11 ("Continuing Obligations"), 17 ("Waiver"), 18 ("Governing Law"), 19 ("Severability") and 20 ("Attorneys' Fees") shall survive termination or expiration of this Agreement for any reason.

     12.  Indemnity.

          a. Indemnification. Each party (the "Indemnifying Party") shall defend, indemnify and hold the other party and its officers, directors, agents, customers and sublicensees harmless from and against any loss, damage, injury, liability, claims, causes of action or other expense, including reasonable attorneys' fees involved in the defense of any such action, that the other party may suffer arising out of or resulting from (i) any breach or alleged breach of any of the terms or conditions of this Agreement or any representations or warranties of the indemnifying party made in this Agreement, in any purchase order, or otherwise, or (ii) any act or omission of the indemnifying party, or the servants, agents or subcontractors of the indemnifying party, in the delivery of Products or in the performance of any work hereunder.

          b. Indemnification Procedure. In the event the Indemnifying Party is obligated to indemnify the other Party (the "Indemnified Party") under this Agreement, the Indemnified Party will, as soon as is reasonably practicable, (i) provide the Indemnifying Party with prompt written notice of any claim for which indemnification is required, (ii) tender the

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defense of any such claim to the Indemnifying Party, (iii) provide full cooperation for such defense at the Indemnifying Party's expense, and (iv) not settle without the Indemnifying Party's prior written approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, failure to give prompt notice as required by this Section 12.b. shall not preclude any claims for indemnification unless such failure has the effect of prejudicing the rights of the Indemnifying Party with respect to such claim. The Indemnified Party may participate in any such defense or settlement with counsel of its own choosing at its expense.

     13. Limitation of Liability. In no event will Manufacturer be liable for any consequential, indirect, exemplary, special or incidental damages including, without limitation, any lost profits, arising from or relating to this Agreement. Manufacturer's total cumulative liability in connection with this Agreement, whether in contract, tort or otherwise, will not exceed the amount of fees actually paid to Manufacturer hereunder.

     14. Force Majeure. No failure or omission by either party in the performance of any obligation hereunder shall be deemed a breach of this Agreement, nor create any liability if same shall arise from acts of God, acts of war, condemnation, appropriation, governmental regulations or orders, floods, the elements, fire, explosions and other casualties, embargo, or any other occurrences beyond the reasonable control of such party ("Force Majeure"). Each party agrees to promptly notify the other party of any of the foregoing occurrences and the non-performing party shall be excused from performance, to the extent it relates to the Force Majeure, so long as such conditions prevail; provided, however, that if the non-performing party remains unable to perform for a continuous period of ninety (90) days, the other party may terminate this Agreement on ten (10) days' written notice to the non-performing party.

     15. Relationship of Parties. The relationship of Manufacturer to X10 is and during the term of this Agreement shall be solely that of an independent contractor. Manufacturer will not have, and will not represent that it has, any power, right or authority to bind X10, or to assume or create any obligation or responsibility express or implied, on behalf of X10 or in X10's name, except as herein expressly provided. Nothing stated in this Agreement shall be construed as making partners of Manufacturer and X10, nor as creating any agency, employment or franchise relationship between the parties.

     16. Notices. All notices or other communications hereunder shall be in writing and shall be made by hand delivery, internationally-recognized overnight courier, electronic mail or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          X10:              X10 Wireless Technology, Inc.
                            15200 52nd Avenue South
                            Seattle, WA  98188-2335
                            Attn:  President
                            e-mail: wade@x10.com

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          Manufacturer:     X10 Ltd.
                            Room 1103-4, Hilder Center
                            2 Sung Ping Street
                            Hunghom, Kowloon,
                            Hong Kong
                            e-mail: gseow@ibm.net

or at such other address as shall be furnished by any of the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered, if delivered personally, one (1) day after deposit with an internationally-recognized overnight courier, and three (3) calendar days after so mailed, if sent by registered or certified mail.

     17. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and all prior arrangements and negotiations between the parties are hereby deemed to be merged therein. This Agreement may be modified or amended only by mutual written consent of the parties; provided, however, that after the effective date of X10's first firm commitment underwritten public offering of its securities registered under the Securities Act of 1933, as amended, any such modification or amendment shall be effective only if it is approved by a majority of the directors serving on the Audit Committee of the Board of Directors of X10.

     18. Waiver. Failure by either party to enforce at any time any term or condition under this Agreement shall not be a waiver of the right to act on the failure of such term or condition and shall not impair or waive that party's right thereafter to enforce each and every term and condition of this Agreement.

     19. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Washington as applied to transactions taking place wholly within Washington between Washington residents. The parties hereby expressly consent to the exclusive personal jurisdiction of and venue in the state and federal courts located in King County, Washington for any lawsuit filed there arising from or related to this Agreement. Notwithstanding the foregoing, however, X10 may bring an action for injunctive or equitable relief in any jurisdiction it deems reasonably necessary to protect its proprietary rights. This Agreement shall not be subject to or governed by the United Nations Convention on Contracts for the International Sale of Goods, which is specifically disclaimed by the parties.

     20. Severability. If any portion of this Agreement shall be held invalid or inoperative, then, so far as is reasonable and possible, the remainder of this Agreement shall be considered valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative.

     21. Attorneys' Fees. The substantially prevailing party in any action between the parties which is based on this Agreement or any document related hereto shall have its reasonable attorneys' fees and other costs incurred in such action or proceeding including any incurred for pre-suit, trial, arbitration, post-judgment and appeal, paid by the other party.

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     22.  Waiver of Conflicts.  Each party to this Agreement acknowledges that
Cooley Godward LLP ("Cooley Godward"), outside general counsel to X10, represents only X10 with respect to the matters contained in this Agreement and does not represent Manufacturer in connection herewith. Manufacturer understands that and agrees that it should not rely upon the advice of Cooley Godward with respect to the matters contained herein, and that it has had adequate opportunity to obtain the advice of independent legal counsel with respect to the matters contained in this Agreement.

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     In Witness Whereof, the parties have executed this Contract Manufacturing
Agreement as of the date set forth below.


X10 Ltd.,                                 X10 Wireless Technology, Inc.,
a Bermuda corporation                     a Delaware corporation


By: /s/ George Stevenson                  By: /s/ Wade Pfeiffer
   ---------------------------------         ---------------------------------
George Stevenson, President               Wade Pfeiffer, CFO

Date: August 9, 2000                      Date: August 9, 2000

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